Citigroup Global Markets Holdings Inc.	August 14, 2026 Medium-Term Senior Notes, Series N Pricing Supplement No. 2026-USNCH33548 Filed Pursuant to Rule 424(b)(2) Registration Statement Nos. 333-293732 and 333-293732-02

Autocallable Buffer Securities Linked to the Worst Performing of the State Street® SPDR® S&P® Regional Banking ETF and the VanEck® Semiconductor ETF Due August 19, 2031

▪	The securities offered by this pricing supplement are unsecured debt securities issued by Citigroup Global Markets Holdings Inc. and guaranteed by Citigroup Inc. Unlike conventional debt securities, the securities do not pay interest, do not guarantee the repayment of principal at maturity and are subject to potential automatic early redemption on a periodic basis on the terms described below. Your return on the securities will depend solely on the performance of the worst performing of the underlyings specified below.

▪	The securities offer the potential for automatic early redemption at a premium following the first valuation date (other than the final valuation date) on which the closing value of the worst performing underlying on that valuation date is greater than or equal to its initial underlying value. If the securities are not automatically redeemed prior to maturity, the securities will provide for (i) repayment of the stated principal amount plus a premium at maturity if the final underlying value of the worst performing underlying on the final valuation date is greater than or equal to its initial underlying value or (ii) repayment of the stated principal amount at maturity, with no premium, if the final underlying value of the worst performing underlying on the final valuation date is less than its initial underlying value but greater than or equal to its final buffer value specified below. However, if the securities are not automatically redeemed prior to maturity and the final underlying value of the worst performing underlying on the final valuation date is less than its final buffer value, you will lose 1% of the stated principal amount of your securities for every 1% by which the depreciation of the worst performing underlying from its initial underlying value to its final underlying value exceeds the buffer percentage specified below.

▪	You will be subject to risks associated with each of the underlyings and will be negatively affected by adverse movements in any one of the underlyings. Although you will have downside exposure to the worst performing underlying on the final valuation date, you will not receive dividends with respect to any underlying or participate in any appreciation of any underlying.

▪	Investors in the securities must be willing to accept (i) an investment that may have limited or no liquidity and (ii) the risk of not receiving any payments due under the securities if we and Citigroup Inc. default on our obligations. All payments on the securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc.

KEY TERMS
Issuer:	Citigroup Global Markets Holdings Inc., a wholly owned subsidiary of Citigroup Inc.
Guarantee:	All payments due on the securities are fully and unconditionally guaranteed by Citigroup Inc.
Underlyings:	Underlying	Initial underlying value*	Final buffer value**
	State Street® SPDR® S&P® Regional Banking ETF	$77.93	$62.344
	VanEck® Semiconductor ETF	$587.82	$470.256
* For each underlying, its closing value on the pricing date ** For each underlying, 80% of its initial underlying value

Stated principal amount:	$1,000 per security
Pricing date:	August 14, 2026
Issue date:	August 19, 2026
Valuation dates:	August 17, 2027, September 14, 2027, October 14, 2027, November 15, 2027, December 14, 2027, January 14, 2028, February 14, 2028, March 14, 2028, April 17, 2028, May 15, 2028, June 14, 2028, July 14, 2028, August 14, 2028, September 14, 2028, October 16, 2028, November 14, 2028, December 14, 2028, January 16, 2029, February 14, 2029, March 14, 2029, April 16, 2029, May 14, 2029, June 14, 2029, July 16, 2029, August 14, 2029, September 14, 2029, October 15, 2029, November 14, 2029, December 14, 2029, January 14, 2030, February 14, 2030, March 14, 2030, April 15, 2030, May 14, 2030, June 14, 2030, July 15, 2030, August 14, 2030, September 16, 2030, October 14, 2030, November 14, 2030, December 16, 2030, January 14, 2031, February 14, 2031, March 14, 2031, April 14, 2031, May 14, 2031, June 16, 2031, July 14, 2031 and August 14, 2031 (the “final valuation date”), each subject to postponement if such date is not a scheduled trading day or certain market disruption events occur
Maturity date:	Unless earlier redeemed, August 19, 2031
Automatic early redemption:	If, on any valuation date prior to the final valuation date, the closing value of the worst performing underlying on that valuation date is greater than or equal to its initial underlying value, the securities will be automatically redeemed on the third business day immediately following that valuation date for an amount in cash per security equal to $1,000 plus the premium applicable to that valuation date. If the securities are automatically redeemed following any valuation date prior to the final valuation date, they will cease to be outstanding and you will not receive the premium applicable to any later valuation date.
Payment at maturity:

If the securities are not automatically redeemed prior to maturity, you will receive at maturity, for each security you then hold, an amount in cash equal to:

▪

If the final underlying value of the worst performing underlying on the final valuation date is greater than or equal to its initial underlying value:

$1,000 + the premium applicable to the final valuation date

▪

If the final underlying value of the worst performing underlying on the final valuation date is less than its initial underlying value but greater than or equal to its final buffer value:

$1,000

▪

If the final underlying value of the worst performing underlying on the final valuation date is less than its final buffer value:

$1,000 + [$1,000 × (the underlying return of the worst performing underlying on the final valuation date + the buffer percentage)]

If the securities are not automatically redeemed prior to maturity and the final underlying value of the worst performing underlying on the final valuation date is less than its final buffer value, which means that the worst performing underlying on the final valuation date has depreciated from its initial underlying value by more than the buffer percentage, you will lose 1% of the stated principal amount of your securities at maturity for every 1% by which that depreciation exceeds the buffer percentage.

Underwriter:	Citigroup Global Markets Inc. (“CGMI”), an affiliate of the issuer, acting as principal
Underwriting fee and issue price:	Issue price(1)	Underwriting fee(2)	Proceeds to issuer(3)
Per security:	$1,000.00	$41.25	$958.75
Total:	$1,000,000.00	$41,250.00	$958,750.00

(Key Terms continued on next page)

(1) On the date of this pricing supplement, the estimated value of the securities is $946.20 per security, which is less than the issue price. The estimated value of the securities is based on CGMI’s proprietary pricing models and our internal funding rate. It is not an indication of actual profit to CGMI or other of our affiliates, nor is it an indication of the price, if any, at which CGMI or any other person may be willing to buy the securities from you at any time after issuance. See “Valuation of the Securities” in this pricing supplement.

(2) CGMI will receive an underwriting fee of up to $41.25 for each security sold in this offering.  The total underwriting fee and proceeds to issuer in the table above give effect to the actual total underwriting fee.  For more information on the distribution of the securities, see “Supplemental Plan of Distribution” in this pricing supplement.  In addition to the underwriting fee, CGMI and its affiliates may profit from hedging activity related to this offering, even if the value of the securities declines. See “Use of Proceeds and Hedging” in the accompanying prospectus. In addition, CGMI will pay to one or more electronic platform providers a fee of up to $1.50 for each security sold in this offering where related selected dealers and/or custodians implement or utilize such providers.

(3) The per security proceeds to issuer indicated above represent the minimum per security proceeds to issuer for any security, assuming the maximum per security underwriting fee. As noted above, the underwriting fee is variable.

Investing in the securities involves risks not associated with an investment in conventional debt securities. See “Summary Risk Factors” beginning on page PS-9.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or determined that this pricing supplement and the accompanying product supplement, underlying supplement, prospectus supplement and prospectus are truthful or complete. Any representation to the contrary is a criminal offense. You should read this pricing supplement together with the accompanying product supplement, underlying supplement, prospectus supplement and prospectus, which can be accessed via the hyperlinks below:

Product Supplement No. EA-02-12 dated February 25, 2026	Underlying Supplement No. 13 dated February 25, 2026

Prospectus Supplement and Prospectus each dated February 25, 2026

The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Citigroup Global Markets Holdings Inc.

KEY TERMS (continued)
Premiums:

The premium applicable to each valuation date is the percentage of the stated principal amount indicated below. The premium may be significantly less than the appreciation of any underlying from the pricing date to the applicable valuation date.

•	August 17, 2027:	16.15% of the stated principal amount
•	September 14, 2027:	17.4958% of the stated principal amount
•	October 14, 2027:	18.8417% of the stated principal amount
•	November 15, 2027:	20.1875% of the stated principal amount
•	December 14, 2027:	21.5333% of the stated principal amount
•	January 14, 2028:	22.8792% of the stated principal amount
•	February 14, 2028:	24.225% of the stated principal amount
•	March 14, 2028:	25.5708% of the stated principal amount
•	April 17, 2028:	26.9167% of the stated principal amount
•	May 15, 2028:	28.2625% of the stated principal amount
•	June 14, 2028:	29.6083% of the stated principal amount
•	July 14, 2028:	30.9542% of the stated principal amount
•	August 14, 2028:	32.30% of the stated principal amount
•	September 14, 2028:	33.6458% of the stated principal amount
•	October 16, 2028:	34.9917% of the stated principal amount
•	November 14, 2028:	36.3375% of the stated principal amount
•	December 14, 2028:	37.6833% of the stated principal amount
•	January 16, 2029:	39.0292% of the stated principal amount
•	February 14, 2029:	40.375% of the stated principal amount
•	March 14, 2029:	41.7208% of the stated principal amount
•	April 16, 2029:	43.0667% of the stated principal amount
•	May 14, 2029:	44.4125% of the stated principal amount
•	June 14, 2029:	45.7583% of the stated principal amount
•	July 16, 2029:	47.1042% of the stated principal amount
•	August 14, 2029:	48.45% of the stated principal amount
•	September 14, 2029:	49.7958% of the stated principal amount
•	October 15, 2029:	51.1417% of the stated principal amount
•	November 14, 2029:	52.4875% of the stated principal amount
•	December 14, 2029:	53.8333% of the stated principal amount
•	January 14, 2030:	55.1792% of the stated principal amount
•	February 14, 2030:	56.525% of the stated principal amount
•	March 14, 2030:	57.8708% of the stated principal amount
•	April 15, 2030:	59.2167% of the stated principal amount
•	May 14, 2030:	60.5625% of the stated principal amount
•	June 14, 2030:	61.9083% of the stated principal amount
•	July 15, 2030:	63.2542% of the stated principal amount
•	August 14, 2030:	64.60% of the stated principal amount
•	September 16, 2030:	65.9458% of the stated principal amount
•	October 14, 2030:	67.2917% of the stated principal amount
•	November 14, 2030:	68.6375% of the stated principal amount
•	December 16, 2030:	69.9833% of the stated principal amount
•	January 14, 2031:	71.3292% of the stated principal amount
•	February 14, 2031:	72.675% of the stated principal amount
•	March 14, 2031:	74.0208% of the stated principal amount
•	April 14, 2031:	75.3667% of the stated principal amount
•	May 14, 2031:	76.7125% of the stated principal amount
•	June 16, 2031:	78.0583% of the stated principal amount
•	July 14, 2031:	79.4042% of the stated principal amount
•	August 14, 2031:	80.75% of the stated principal amount
Buffer percentage:	20%
Underlying return:	For each underlying on any valuation date, (i) its closing value on that valuation date minus its initial underlying value, divided by (ii) its initial underlying value
Worst performing underlying:	For any valuation date, the underlying with the lowest underlying return determined as of that valuation date
Final underlying value:	For each underlying, its closing value on the final valuation date
Listing:	The securities will not be listed on any securities exchange
Paying agent:	Citibank, N.A.
CUSIP / ISIN:	17334CHS6 / US17334CHS61
PS-2

Citigroup Global Markets Holdings Inc.

Additional Information

General. The terms of the securities are set forth in the accompanying product supplement, prospectus supplement and prospectus, as supplemented by this pricing supplement.  The accompanying product supplement, prospectus supplement and prospectus contain important disclosures that are not repeated in this pricing supplement.  For example, the accompanying product supplement contains important information about how the closing value of each underlying will be determined and about adjustments that may be made to the terms of the securities upon the occurrence of market disruption events and other specified events with respect to each underlying.  The accompanying underlying supplement contains information about each underlying that is not repeated in this pricing supplement.  It is important that you read the accompanying product supplement, underlying supplement, prospectus supplement and prospectus together with this pricing supplement in connection with your investment in the securities.  Certain terms used but not defined in this pricing supplement are defined in the accompanying product supplement.

Closing Value. The “closing value” of each underlying on any date is the closing price of its underlying shares on such date, as provided in the accompanying product supplement. The “underlying shares” of the underlyings are their respective shares that are traded on a U.S. national securities exchange. Please see the accompanying product supplement for more information.

PS-3

Citigroup Global Markets Holdings Inc.

Hypothetical Payment Upon Automatic Early Redemption

The following table illustrates how the amount payable per security upon automatic early redemption will be calculated if the closing value of the worst performing underlying on any valuation date prior to the final valuation date is greater than or equal to its initial underlying value.

If the first valuation date on which the closing value of the worst performing underlying on that valuation date is greater than or equal to its initial underlying value is...	...then you will receive the following payment per security upon automatic early redemption:
August 17, 2027	$1,000.00 + applicable premium = $1,000.00 + $161.50 = $1,161.50
September 14, 2027	$1,000.00 + applicable premium = $1,000.00 + $174.958 = $1,174.958
October 14, 2027	$1,000.00 + applicable premium = $1,000.00 + $188.417 = $1,188.417
November 15, 2027	$1,000.00 + applicable premium = $1,000.00 + $201.875 = $1,201.875
December 14, 2027	$1,000.00 + applicable premium = $1,000.00 + $215.333 = $1,215.333
January 14, 2028	$1,000.00 + applicable premium = $1,000.00 + $228.792 = $1,228.792
February 14, 2028	$1,000.00 + applicable premium = $1,000.00 + $242.25 = $1,242.25
March 14, 2028	$1,000.00 + applicable premium = $1,000.00 + $255.708 = $1,255.708
April 17, 2028	$1,000.00 + applicable premium = $1,000.00 + $269.167 = $1,269.167
May 15, 2028	$1,000.00 + applicable premium = $1,000.00 + $282.625 = $1,282.625
June 14, 2028	$1,000.00 + applicable premium = $1,000.00 + $296.083 = $1,296.083
July 14, 2028	$1,000.00 + applicable premium = $1,000.00 + $309.542 = $1,309.542
August 14, 2028	$1,000.00 + applicable premium = $1,000.00 + $323.00 = $1,323.00
September 14, 2028	$1,000.00 + applicable premium = $1,000.00 + $336.458 = $1,336.458
October 16, 2028	$1,000.00 + applicable premium = $1,000.00 + $349.917 = $1,349.917
November 14, 2028	$1,000.00 + applicable premium = $1,000.00 + $363.375 = $1,363.375
December 14, 2028	$1,000.00 + applicable premium = $1,000.00 + $376.833 = $1,376.833
January 16, 2029	$1,000.00 + applicable premium = $1,000.00 + $390.292 = $1,390.292
February 14, 2029	$1,000.00 + applicable premium = $1,000.00 + $403.75 = $1,403.75
March 14, 2029	$1,000.00 + applicable premium = $1,000.00 + $417.208 = $1,417.208
April 16, 2029	$1,000.00 + applicable premium = $1,000.00 + $430.667 = $1,430.667
May 14, 2029	$1,000.00 + applicable premium = $1,000.00 + $444.125 = $1,444.125
June 14, 2029	$1,000.00 + applicable premium = $1,000.00 + $457.583 = $1,457.583
July 16, 2029	$1,000.00 + applicable premium = $1,000.00 + $471.042 = $1,471.042
August 14, 2029	$1,000.00 + applicable premium = $1,000.00 + $484.50 = $1,484.50
September 14, 2029	$1,000.00 + applicable premium = $1,000.00 + $497.958 = $1,497.958
October 15, 2029	$1,000.00 + applicable premium = $1,000.00 + $511.417 = $1,511.417
November 14, 2029	$1,000.00 + applicable premium = $1,000.00 + $524.875 = $1,524.875
December 14, 2029	$1,000.00 + applicable premium = $1,000.00 + $538.333 = $1,538.333
January 14, 2030	$1,000.00 + applicable premium = $1,000.00 + $551.792 = $1,551.792
February 14, 2030	$1,000.00 + applicable premium = $1,000.00 + $565.25 = $1,565.25
March 14, 2030	$1,000.00 + applicable premium = $1,000.00 + $578.708 = $1,578.708
April 15, 2030	$1,000.00 + applicable premium = $1,000.00 + $592.167 = $1,592.167
May 14, 2030	$1,000.00 + applicable premium = $1,000.00 + $605.625 = $1,605.625
June 14, 2030	$1,000.00 + applicable premium = $1,000.00 + $619.083 = $1,619.083
July 15, 2030	$1,000.00 + applicable premium = $1,000.00 + $632.542 = $1,632.542
August 14, 2030	$1,000.00 + applicable premium = $1,000.00 + $646.00 = $1,646.00
September 16, 2030	$1,000.00 + applicable premium = $1,000.00 + $659.458 = $1,659.458
PS-4

Citigroup Global Markets Holdings Inc.

October 14, 2030	$1,000.00 + applicable premium = $1,000.00 + $672.917 = $1,672.917
November 14, 2030	$1,000.00 + applicable premium = $1,000.00 + $686.375 = $1,686.375
December 16, 2030	$1,000.00 + applicable premium = $1,000.00 + $699.833 = $1,699.833
January 14, 2031	$1,000.00 + applicable premium = $1,000.00 + $713.292 = $1,713.292
February 14, 2031	$1,000.00 + applicable premium = $1,000.00 + $726.75 = $1,726.75
March 14, 2031	$1,000.00 + applicable premium = $1,000.00 + $740.208 = $1,740.208
April 14, 2031	$1,000.00 + applicable premium = $1,000.00 + $753.667 = $1,753.667
May 14, 2031	$1,000.00 + applicable premium = $1,000.00 + $767.125 = $1,767.125
June 16, 2031	$1,000.00 + applicable premium = $1,000.00 + $780.583 = $1,780.583
July 14, 2031	$1,000.00 + applicable premium = $1,000.00 + $794.042 = $1,794.042

If, on any valuation date prior to the final valuation date, the closing value of an underlying is greater than or equal to its initial underlying value, but the closing value of the other underlying is less than its initial underlying value, you will not receive the premium indicated above following that valuation date. In order to receive the premium indicated above, the closing value of each underlying on the applicable valuation date must be greater than or equal to its initial underlying value.

PS-5

Citigroup Global Markets Holdings Inc.

Payment at Maturity Diagram

The diagram below illustrates your payment at maturity of the securities, assuming the securities have not previously been automatically redeemed, for a range of hypothetical underlying returns of the worst performing underlying on the final valuation date. Your payment at maturity (if the securities are not earlier automatically redeemed) will be determined based solely on the performance of the worst performing underlying on the final valuation date.

Investors in the securities will not receive any dividends with respect to the underlyings. The diagram and examples below do not show any effect of lost dividend yield over the term of the securities. See “Summary Risk Factors—You will not receive dividends or have any other rights with respect to the underlyings” below.

Payment at Maturity

■ The Securities	■ The Worst Performing Underlying on the Final Valuation Date
PS-6

Citigroup Global Markets Holdings Inc.

Hypothetical Examples of the Payment at Maturity

The examples below are intended to illustrate how, if the securities are not automatically redeemed prior to maturity, your payment at maturity will depend on the final underlying value of the worst performing underlying on the final valuation date. Your actual payment at maturity per security, if the securities are not automatically redeemed prior to maturity, will depend on the actual final underlying value of the worst performing underlying on the final valuation date. The examples are solely for illustrative purposes, do not show all possible outcomes and are not a prediction of any payment that may be made on the securities.

The examples below are based on the following hypothetical values and do not reflect the actual initial underlying values or final buffer values of the underlyings. For the actual initial underlying value and final buffer value of each underlying, see the cover page of this pricing supplement. We have used these hypothetical values, rather than the actual values, to simplify the calculations and aid understanding of how the securities work. However, you should understand that the actual payment at maturity on the securities will be calculated based on the actual initial underlying value and final buffer value of each underlying, and not the hypothetical values indicated below. For ease of analysis, figures below have been rounded.

Underlying	Hypothetical initial underlying value	Hypothetical final buffer value
State Street® SPDR® S&P® Regional Banking ETF	$100.00	$80.00 (80.00% of its hypothetical initial underlying value)
VanEck® Semiconductor ETF	$100.00	$80.00 (80.00% of its hypothetical initial underlying value)

Example 1—Upside Scenario A. The final underlying value of the worst performing underlying on the final valuation date is $110.00, resulting in a 10.00% underlying return for the worst performing underlying on the final valuation date. In this example, the final underlying value of the worst performing underlying on the final valuation date is greater than its initial underlying value.

Underlying	Hypothetical final underlying value	Hypothetical underlying return
State Street® SPDR® S&P® Regional Banking ETF*	$110.00	10.00%
VanEck® Semiconductor ETF	$130.00	30.00%

* Worst performing underlying on the final valuation date

Payment at maturity per security = $1,000 + the premium applicable to the final valuation date

= $1,000 + $807.50

= $1,807.50

In this scenario, because the final underlying value of the worst performing underlying on the final valuation date is greater than its initial underlying value, you would be repaid the stated principal amount of your securities at maturity plus the premium applicable to the final valuation date.

Example 2—Upside Scenario B. The final underlying value of the worst performing underlying on the final valuation date is $200.00, resulting in a 100.00% underlying return for the worst performing underlying on the final valuation date. In this example, the final underlying value of the worst performing underlying on the final valuation date is greater than its initial underlying value.

Underlying	Hypothetical final underlying value	Hypothetical underlying return
State Street® SPDR® S&P® Regional Banking ETF*	$200.00	100.00%
VanEck® Semiconductor ETF	$215.00	115.00%

* Worst performing underlying on the final valuation date

Payment at maturity per security = $1,000 + the premium applicable to the final valuation date

= $1,000 + $807.50

= $1,807.50

In this scenario, because the final underlying value of the worst performing underlying on the final valuation date is greater than its initial underlying value, you would be repaid the stated principal amount of your securities at maturity plus the premium applicable to the final valuation date. In this example, an investment in the securities would underperform a hypothetical alternative investment providing 1-to-1 exposure to the appreciation of the worst performing underlying.

PS-7

Citigroup Global Markets Holdings Inc.

Example 3— Par Scenario. The final underlying value of the worst performing underlying on the final valuation date is $90.00, resulting in a -10.00% underlying return for the worst performing underlying on the final valuation date. In this example, the final underlying value of the worst performing underlying on the final valuation date is less than its initial underlying value but greater than its final buffer value.

Underlying	Hypothetical final underlying value	Hypothetical underlying return
State Street® SPDR® S&P® Regional Banking ETF	$110.00	10.00%
VanEck® Semiconductor ETF*	$90.00	-10.00%

* Worst performing underlying on the final valuation date

Payment at maturity per security = $1,000

In this scenario, because the final underlying value of the worst performing underlying on the final valuation date is less than its initial underlying value but greater than or equal to its final buffer value, you would be repaid the stated principal amount of your securities at maturity but would not receive any positive return on your investment.

Example 4—Downside Scenario. The final underlying value of the worst performing underlying on the final valuation date is $30.00, resulting in a -70.00% underlying return for the worst performing underlying on the final valuation date. In this example, the final underlying value of the worst performing underlying on the final valuation date is less than its final buffer value.

Underlying	Hypothetical final underlying value	Hypothetical underlying return
State Street® SPDR® S&P® Regional Banking ETF*	$30.00	-70.00%
VanEck® Semiconductor ETF	$180.00	80.00%

* Worst performing underlying on the final valuation date

Payment at maturity per security = $1,000 + [$1,000 × (the underlying return of the worst performing underlying on the final valuation date + the buffer percentage)]

= $1,000 + [$1,000 × (-70% + 20%)]

= $1,000 + [$1,000 × (-50%)]

= $1,000 + -$500

= $500

In this scenario, because the final underlying value of the worst performing underlying on the final valuation date is less than its final buffer value, you would lose a portion of your investment in the securities. Your payment at maturity would reflect a loss of 1% of the stated principal amount of your securities for every 1% by which the depreciation of the worst performing underlying on the final valuation date exceeds the buffer percentage.

PS-8

Citigroup Global Markets Holdings Inc.

Summary Risk Factors

An investment in the securities is significantly riskier than an investment in conventional debt securities.  The securities are subject to all of the risks associated with an investment in our conventional debt securities (guaranteed by Citigroup Inc.), including the risk that we and Citigroup Inc. may default on our obligations under the securities, and are also subject to risks associated with each underlying.  Accordingly, the securities are suitable only for investors who are capable of understanding the complexities and risks of the securities.  You should consult your own financial, tax and legal advisors as to the risks of an investment in the securities and the suitability of the securities in light of your particular circumstances.

The following is a summary of certain key risk factors for investors in the securities.  You should read this summary together with the more detailed description of risks relating to an investment in the securities contained in the section “Risk Factors Relating to the Securities” beginning on page EA-6 in the accompanying product supplement.  You should also carefully read the risk factors included in the accompanying prospectus supplement and in the documents incorporated by reference in the accompanying prospectus, including Citigroup Inc.’s most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, which describe risks relating to the business of Citigroup Inc. more generally.

▪	You may lose a significant portion of your investment. Unlike conventional debt securities, the securities do not provide for the repayment of the stated principal amount at maturity in all circumstances. If the securities are not automatically redeemed prior to maturity, your payment at maturity will depend on the final underlying value of the worst performing underlying on the final valuation date. If the final underlying value of the worst performing underlying on the final valuation date is less than its final buffer value, which means that the worst performing underlying on the final valuation date has depreciated from its initial underlying value by more than the buffer percentage, you will lose 1% of the stated principal amount of your securities for every 1% by which that depreciation exceeds the buffer percentage.

▪	The securities do not pay interest. Unlike conventional debt securities, the securities do not pay interest prior to maturity. You should not invest in the securities if you seek current income during the term of the securities.

▪	Your potential return on the securities is limited. Your potential return on the securities is limited to the applicable premium payable upon automatic early redemption or at maturity, as described on the cover page of this pricing supplement. If the closing value of the worst performing underlying on one of the valuation dates is greater than or equal to its initial underlying value, you will be repaid the stated principal amount of your securities and will receive the fixed premium applicable to that valuation date, regardless of how significantly the closing value of the worst performing underlying on that valuation date may exceed its initial underlying value. Accordingly, any premium may result in a return on the securities that is significantly less than the return you could have achieved on a direct investment in any or all of the underlyings.

▪	The securities are subject to heightened risk because they have multiple underlyings. The securities are more risky than similar investments that may be available with only one underlying. With multiple underlyings, there is a greater chance that any one underlying will perform poorly, adversely affecting your return on the securities.

▪	The securities are subject to the risks of each of the underlyings and will be negatively affected if any one underlying performs poorly. You are subject to risks associated with each of the underlyings. If any one underlying performs poorly, you will be negatively affected. The securities are not linked to a basket composed of the underlyings, where the blended performance of the underlyings would be better than the performance of the worst performing underlying alone. Instead, you are subject to the full risks of whichever of the underlyings is the worst performing underlying.

▪	You will not benefit in any way from the performance of any better performing underlying. The return on the securities depends solely on the performance of the worst performing underlying, and you will not benefit in any way from the performance of any better performing underlying.

▪	You will be subject to risks relating to the relationship between the underlyings. It is preferable from your perspective for the underlyings to be correlated with each other, in the sense that their closing values tend to increase or decrease at similar times and by similar magnitudes. By investing in the securities, you assume the risk that the underlyings will not exhibit this relationship. The less correlated the underlyings, the more likely it is that any one of the underlyings will perform poorly over the term of the securities. All that is necessary for the securities to perform poorly is for one of the underlyings to perform poorly. It is impossible to predict what the relationship between the underlyings will be over the term of the securities. The underlyings differ in significant ways and, therefore, may not be correlated with each other.

▪	The securities may be automatically redeemed prior to maturity, limiting the term of the securities. If the closing value of the worst performing underlying on any valuation date (other than the final valuation date) is greater than or equal to its initial underlying value, the securities will be automatically redeemed. If the securities are automatically redeemed following any valuation date prior to the final valuation date, they will cease to be outstanding and you will not receive the premium applicable to any later valuation date. Moreover, you may not be able to reinvest your funds in another investment that provides a similar yield with a similar level of risk.

▪	The securities offer downside exposure to the worst performing underlying, but no upside exposure to any underlying. You will not participate in any appreciation in the value of any underlying over the term of the securities. Consequently, your return on the securities will be limited to the applicable premium payable upon an automatic early redemption or at maturity and may be significantly less than the return on any underlying over the term of the securities.

PS-9

Citigroup Global Markets Holdings Inc.

▪	You will not receive dividends or have any other rights with respect to the underlyings. You will not receive any dividends with respect to the underlyings. This lost dividend yield may be significant over the term of the securities. The payment scenarios described in this pricing supplement do not show any effect of such lost dividend yield over the term of the securities. In addition, you will not have voting rights or any other rights with respect to the underlyings or the stocks included in the underlyings.

▪	The performance of the securities will depend on the closing values of the underlyings solely on the valuation dates, which makes the securities particularly sensitive to volatility in the closing values of the underlyings on or near the valuation dates. Whether the securities will be automatically redeemed prior to maturity will depend on the closing values of the underlyings solely on the valuation dates (other than the final valuation date), regardless of the closing values of the underlyings on other days during the term of the securities. If the securities are not automatically redeemed prior to maturity, what you receive at maturity will depend solely on the closing value of the worst performing underlying on the final valuation date, and not on any other day during the term of the securities. Because the performance of the securities depends on the closing values of the underlyings on a limited number of dates, the securities will be particularly sensitive to volatility in the closing values of the underlyings on or near the valuation dates. You should understand that the closing value of each underlying has historically been highly volatile.

▪	The securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. If we default on our obligations under the securities and Citigroup Inc. defaults on its guarantee obligations, you may not receive anything owed to you under the securities.

▪	The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity. The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. CGMI currently intends to make a secondary market in relation to the securities and to provide an indicative bid price for the securities on a daily basis. Any indicative bid price for the securities provided by CGMI will be determined in CGMI’s sole discretion, taking into account prevailing market conditions and other relevant factors, and will not be a representation by CGMI that the securities can be sold at that price, or at all. CGMI may suspend or terminate making a market and providing indicative bid prices without notice, at any time and for any reason. If CGMI suspends or terminates making a market, there may be no secondary market at all for the securities because it is likely that CGMI will be the only broker-dealer that is willing to buy your securities prior to maturity. Accordingly, an investor must be prepared to hold the securities until maturity.

▪	The estimated value of the securities on the pricing date, based on CGMI’s proprietary pricing models and our internal funding rate, is less than the issue price. The difference is attributable to certain costs associated with selling, structuring and hedging the securities that are included in the issue price. These costs include (i) any selling concessions or other fees paid in connection with the offering of the securities, (ii) hedging and other costs incurred by us and our affiliates in connection with the offering of the securities and (iii) the expected profit (which may be more or less than actual profit) to CGMI or other of our affiliates in connection with hedging our obligations under the securities. These costs adversely affect the economic terms of the securities because, if they were lower, the economic terms of the securities would be more favorable to you. The economic terms of the securities are also likely to be adversely affected by the use of our internal funding rate, rather than our secondary market rate, to price the securities. See “The estimated value of the securities would be lower if it were calculated based on our secondary market rate” below.

▪	The estimated value of the securities was determined for us by our affiliate using proprietary pricing models. CGMI derived the estimated value disclosed on the cover page of this pricing supplement from its proprietary pricing models. In doing so, it may have made discretionary judgments about the inputs to its models, such as the volatility of and correlation between the closing values of the underlyings, dividend yields on the underlyings and interest rates. CGMI’s views on these inputs may differ from your or others’ views, and as an underwriter in this offering, CGMI’s interests may conflict with yours. Both the models and the inputs to the models may prove to be wrong and therefore not an accurate reflection of the value of the securities. Moreover, the estimated value of the securities set forth on the cover page of this pricing supplement may differ from the value that we or our affiliates may determine for the securities for other purposes, including for accounting purposes. You should not invest in the securities because of the estimated value of the securities. Instead, you should be willing to hold the securities to maturity irrespective of the initial estimated value.

▪	The estimated value of the securities would be lower if it were calculated based on our secondary market rate. The estimated value of the securities included in this pricing supplement is calculated based on our internal funding rate, which is the rate at which we are willing to borrow funds through the issuance of the securities. Our internal funding rate is generally lower than our secondary market rate, which is the rate that CGMI will use in determining the value of the securities for purposes of any purchases of the securities from you in the secondary market. If the estimated value included in this pricing supplement were based on our secondary market rate, rather than our internal funding rate, it would likely be lower. We determine our internal funding rate based on factors such as the costs associated with the securities, which are generally higher than the costs associated with conventional debt securities, and our liquidity needs and preferences. Our internal funding rate is not an interest rate that is payable on the securities.

Because there is not an active market for traded instruments referencing our outstanding debt obligations, CGMI determines our secondary market rate based on the market price of traded instruments referencing the debt obligations of Citigroup Inc., our parent company and the guarantor of all payments due on the securities, but subject to adjustments that CGMI makes in its sole discretion.  As a result, our secondary market rate is not a market-determined measure of our creditworthiness, but rather reflects the market’s perception of our parent company’s creditworthiness as adjusted for discretionary factors such as CGMI’s preferences with respect to purchasing the securities prior to maturity.

▪	The estimated value of the securities is not an indication of the price, if any, at which CGMI or any other person may be willing to buy the securities from you in the secondary market. Any such secondary market price will fluctuate over the term of the securities based on the market and other factors described in the next risk factor. Moreover, unlike the estimated value included in this pricing supplement, any value of the securities determined for purposes of a secondary market transaction will be based on our

PS-10

Citigroup Global Markets Holdings Inc.

secondary market rate, which will likely result in a lower value for the securities than if our internal funding rate were used.  In addition, any secondary market price for the securities will be reduced by a bid-ask spread, which may vary depending on the aggregate stated principal amount of the securities to be purchased in the secondary market transaction, and the expected cost of unwinding related hedging transactions.  As a result, it is likely that any secondary market price for the securities will be less than the issue price.

▪	The value of the securities prior to maturity will fluctuate based on many unpredictable factors. The value of your securities prior to maturity will fluctuate based on the closing values of the underlyings, the volatility of, and correlation between, the closing values of the underlyings, dividend yields on the underlyings, interest rates generally, the time remaining to maturity and our and Citigroup Inc.’s creditworthiness, as reflected in our secondary market rate, among other factors described under “Risk Factors Relating to the Securities—Risk Factors Relating to All Securities—The value of your securities prior to maturity will fluctuate based on many unpredictable factors” in the accompanying product supplement. Changes in the closing values of the underlyings may not result in a comparable change in the value of your securities. You should understand that the value of your securities at any time prior to maturity may be significantly less than the issue price.

▪	Immediately following issuance, any secondary market bid price provided by CGMI, and the value that will be indicated on any brokerage account statements prepared by CGMI or its affiliates, will reflect a temporary upward adjustment. The amount of this temporary upward adjustment will steadily decline to zero over the temporary adjustment period. See “Valuation of the Securities” in this pricing supplement.

▪	The State Street® SPDR® S&P® Regional Banking ETF is subject to concentrated risks associated with the banking industry. All or substantially all of the equity securities held by the State Street® SPDR® S&P® Regional Banking ETF are issued by companies whose primary line of business is directly associated with the banking industry. As a result, the value of the securities may be subject to greater volatility and be more adversely affected by a single economic, political or regulatory occurrence affecting this industry than a different investment linked to securities of a more broadly diversified group of issuers.

The performance of bank stocks may be affected by extensive governmental regulation, which may limit both the amounts and types of loans and other financial commitments they can make, the interest rates and fees they can charge and the amount of capital they must maintain. Profitability is largely dependent on the availability and cost of capital funds and can fluctuate significantly when interest rates change. Credit losses resulting from financial difficulties of borrowers can negatively impact banking companies. Banks may also be subject to severe price competition. Competition among banking companies is high and failure to maintain or increase market share may result in lost market share.

These factors could affect the banking industry and could affect the value of the equity securities held by the State Street® SPDR® S&P® Regional Banking ETF and the price of the State Street® SPDR® S&P® Regional Banking ETF during the term of the securities, which may adversely affect the value of your securities.

▪	The VanEck® Semiconductor ETF is subject to risks associated with the semiconductor production and equipment sector. All or substantially all of the securities held by the VanEck® Semiconductor ETF are issued by companies whose primary line of business is directly associated with the semiconductor production and equipment sector. As a result, the value of the securities may be subject to greater volatility and be more adversely affected by a single economic, political or regulatory occurrence affecting this sector than a different investment linked to securities of a more broadly diversified group of issuers. As product cycles shorten and manufacturing capacity increases, these companies may become increasingly subject to aggressive pricing, which hampers profitability. Semiconductor companies are vulnerable to wide fluctuations in securities prices due to rapid product obsolescence. Many semiconductor companies may not successfully introduce new products, develop and maintain a loyal customer base or achieve general market acceptance for their products, and failure to do so could have a material adverse effect on their business, results of operations and financial condition. Reduced demand for end-user products, underutilization of manufacturing capacity, and other factors could adversely impact the operating results of companies in the semiconductor production and equipment sector. Semiconductor companies typically face high capital costs and such companies may need additional financing, which may be difficult to obtain. They also may be subject to risks relating to research and development costs and the availability and price of components. Moreover, they may be heavily dependent on intellectual property rights and may be adversely affected by loss or impairment of those rights. Some of the companies involved in the semiconductor production and equipment sector are also engaged in other lines of business unrelated to the semiconductor business, and they may experience problems with these lines of business, which could adversely affect their operating results. The international operations of many semiconductor companies expose them to risks associated with instability and changes in economic and political conditions, foreign currency fluctuations, changes in foreign regulations, tariffs and trade disputes, competition from subsidized foreign competitors with lower production costs and other risks inherent to international business. The semiconductor production and equipment sector is highly cyclical, which may cause the operating results of many semiconductor companies to vary significantly. Companies in the semiconductor production and equipment sector also may be subject to competition from new market entrants. The stock prices of companies in the semiconductor production and equipment sector have been and will likely continue to be extremely volatile compared to the overall market. These factors could affect the semiconductor production and equipment sector and could affect the price of the equity securities held by the VanEck® Semiconductor ETF and the price of the VanEck® Semiconductor ETF during the term of the securities, which may adversely affect the value of your securities.

▪	Our offering of the securities is not a recommendation of any underlying. The fact that we are offering the securities does not mean that we believe that investing in an instrument linked to the underlyings is likely to achieve favorable returns. In fact, as we are part of a global financial institution, our affiliates may have positions (including short positions) in the underlyings or in instruments related to the underlyings, and may publish research or express opinions, that in each case are inconsistent with an investment linked to the underlyings. These and other activities of our affiliates may affect the closing values of the underlyings in a way that negatively affects the value of and your return on the securities.

PS-11

Citigroup Global Markets Holdings Inc.

▪	The closing value of an underlying may be adversely affected by our or our affiliates’ hedging and other trading activities. We have hedged our obligations under the securities through CGMI or other of our affiliates, who have taken positions in the underlyings or in financial instruments related to the underlyings and may adjust such positions during the term of the securities. Our affiliates also take positions in the underlyings or in financial instruments related to the underlyings on a regular basis (taking long or short positions or both), for their accounts, for other accounts under their management or to facilitate transactions on behalf of customers. These activities could affect the closing values of the underlyings in a way that negatively affects the value of and your return on the securities. They could also result in substantial returns for us or our affiliates while the value of the securities declines.

▪	We and our affiliates may have economic interests that are adverse to yours as a result of our affiliates’ business activities. Our affiliates engage in business activities with a wide range of companies. These activities include extending loans, making and facilitating investments, underwriting securities offerings and providing advisory services. These activities could involve or affect the underlyings in a way that negatively affects the value of and your return on the securities. They could also result in substantial returns for us or our affiliates while the value of the securities declines. In addition, in the course of this business, we or our affiliates may acquire non-public information, which will not be disclosed to you.

▪	The calculation agent, which is an affiliate of ours, will make important determinations with respect to the securities. If certain events occur during the term of the securities, such as market disruption events and other events with respect to an underlying, CGMI, as calculation agent, will be required to make discretionary judgments that could significantly affect your return on the securities. In making these judgments, the calculation agent’s interests as an affiliate of ours could be adverse to your interests as a holder of the securities. See “Risk Factors Relating to the Securities—Risk Factors Relating to All Securities—The calculation agent, which is an affiliate of ours, will make important determinations with respect to the securities” in the accompanying product supplement.

▪	Even if an underlying pays a dividend that it identifies as special or extraordinary, no adjustment will be required under the securities for that dividend unless it meets the criteria specified in the accompanying product supplement. In general, an adjustment will not be made under the terms of the securities for any cash dividend paid by an underlying unless the amount of the dividend per share, together with any other dividends paid in the same quarter, exceeds the dividend paid per share in the most recent quarter by an amount equal to at least 10% of the closing value of that underlying on the date of declaration of the dividend. Any dividend will reduce the closing value of the underlying by the amount of the dividend per share. If an underlying pays any dividend for which an adjustment is not made under the terms of the securities, holders of the securities will be adversely affected. See “Description of the Securities—Certain Additional Terms for Securities Linked to an Underlying Company or an Underlying ETF—Dilution and Reorganization Adjustments—Certain Extraordinary Cash Dividends” in the accompanying product supplement.

▪	The securities will not be adjusted for all events that may have a dilutive effect on or otherwise adversely affect the closing value of an underlying. For example, we will not make any adjustment for ordinary dividends or extraordinary dividends that do not meet the criteria described above, partial tender offers or additional underlying share issuances. Moreover, the adjustments we do make may not fully offset the dilutive or adverse effect of the particular event. Investors in the securities may be adversely affected by such an event in a circumstance in which a direct holder of the underlying shares of an underlying would not.

▪	The securities may become linked to an underlying other than an original underlying upon the occurrence of a reorganization event or upon the delisting of the underlying shares of that original underlying. For example, if an underlying enters into a merger agreement that provides for holders of its underlying shares to receive shares of another entity and such shares are marketable securities, the closing value of that underlying following consummation of the merger will be based on the value of such other shares. Additionally, if the underlying shares of an underlying are delisted, the calculation agent may select a successor underlying. See “Description of the Securities—Certain Additional Terms for Securities Linked to an Underlying Company or an Underlying ETF” in the accompanying product supplement.

▪	The value and performance of the underlying shares of an underlying may not completely track the performance of the underlying index that the underlying seeks to track or the net asset value per share of the underlying. Each underlying does not fully replicate the underlying index that it seeks to track and may hold securities different from those included in its underlying index. In addition, the performance of an underlying will reflect additional transaction costs and fees that are not included in the calculation of its underlying index. All of these factors may lead to a lack of correlation between the performance of an underlying and its underlying index. In addition, corporate actions with respect to the equity securities held by an underlying (such as mergers and spin-offs) may impact the variance between the performance of an underlying and its underlying index. Finally, because the underlying shares are traded on an exchange and are subject to market supply and investor demand, the closing value of an underlying may differ from the net asset value per share of an underlying.

During periods of market volatility, securities included in an underlying’s underlying index may be unavailable in the secondary market, market participants may be unable to calculate accurately the net asset value per share of an underlying and the liquidity of an underlying may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem shares of an underlying. Further, market volatility may adversely affect, sometimes materially, the price at which market participants are willing to buy and sell the underlying shares. As a result, under these circumstances, the closing value of an underlying may vary substantially from the net asset value per share of an underlying. For all of the foregoing reasons, the performance of an underlying may not correlate with the performance of its underlying index and/or its net asset value per share, which could materially and adversely affect the value of the securities and/or reduce your return on the securities.

▪	Changes that affect the underlyings may affect the value of your securities. The sponsors of the underlyings may at any time make methodological changes or other changes in the manner in which they operate that could affect the values of the underlyings. We are not affiliated with any such underlying sponsor and, accordingly, we have no control over any changes any such sponsor may make. Such changes could adversely affect the performance of the underlyings and the value of and your return on the securities.

PS-12

Citigroup Global Markets Holdings Inc.

▪	The U.S. federal tax consequences of an investment in the securities are unclear. There is no direct legal authority regarding the proper U.S. federal tax treatment of the securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as prepaid forward contracts. If the IRS were successful in asserting an alternative treatment of the securities, the tax consequences of the ownership and disposition of the securities might be materially and adversely affected. Even if the treatment of the securities as prepaid forward contracts is respected, a security may be treated as a “constructive ownership transaction,” with potentially adverse consequences described below under “United States Federal Tax Considerations.” Moreover, future legislation, Treasury regulations or IRS guidance could adversely affect the U.S. federal tax treatment of the securities, possibly retroactively.

If you are a non-U.S. investor, you should review the discussion of withholding tax issues in “United States Federal Tax Considerations—Non-U.S. Holders” below.

You should read carefully the discussion under “United States Federal Tax Considerations” and “Risk Factors Relating to the Securities” in the accompanying product supplement and “United States Federal Tax Considerations” in this pricing supplement.  You should also consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

PS-13

Citigroup Global Markets Holdings Inc.

Information About the State Street® SPDR® S&P® Regional Banking ETF

The State Street® SPDR® S&P® Regional Banking ETF is an exchange-traded fund that seeks to provide investment results that, before fees and expenses, correspond generally to the performance of the S&P® Regional Banks Select Industry™ Index. The S&P® Regional Banks Select Industry™ Index is designed to measure the performance of the GICS® regional banks sub-industry of the S&P Total Market Index. The State Street® SPDR® S&P® Regional Banking ETF is managed by SSGA Funds Management Inc. (“SSGA FM”), an investment advisor to the State Street® SPDR® S&P® Regional Banking ETF.

Information provided to or filed with the SEC by the SPDR® Series Trust pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to SEC file numbers 333-57793 and 811-08839, respectively, through the SEC’s website at http://www.sec.gov. In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. The underlying shares of the State Street® SPDR® S&P® Regional Banking ETF trade on the NYSE Arca under the ticker symbol “KRE.”

Please refer to the section “Fund Descriptions—The State Street SPDR® S&P® Industry ETFs” in the accompanying underlying supplement for additional information.

We have derived all information regarding the State Street® SPDR® S&P® Regional Banking ETF from publicly available information and have not independently verified any information regarding the State Street® SPDR® S&P® Regional Banking ETF. This pricing supplement relates only to the securities and not to the State Street® SPDR® S&P® Regional Banking ETF. We make no representation as to the performance of the State Street® SPDR® S&P® Regional Banking ETF over the term of the securities.

The securities represent obligations of Citigroup Global Markets Holdings Inc. (guaranteed by Citigroup Inc.) only. The sponsor of the State Street® SPDR® S&P® Regional Banking ETF is not involved in any way in this offering and has no obligation relating to the securities or to holders of the securities.

Historical Information

The closing value of the State Street® SPDR® S&P® Regional Banking ETF on August 14, 2026 was $77.93.

The graph below shows the closing value of the State Street® SPDR® S&P® Regional Banking ETF for each day such value was available from January 4, 2016 to August 14, 2026. We obtained the closing values from Bloomberg L.P., without independent verification. You should not take historical closing values as an indication of future performance.

State Street® SPDR® S&P® Regional Banking ETF – Historical Closing Values January 4, 2016 to August 14, 2026

PS-14

Citigroup Global Markets Holdings Inc.

Information About the VanEck® Semiconductor ETF

The VanEck® Semiconductor ETF is an exchange-traded fund that seeks to replicate as closely as possible, before fees and expenses, the price and yield performance of the MVIS® US Listed Semiconductor 25 Index. The MVIS® US Listed Semiconductor 25 Index is designed to track the performance of the largest and most liquid U.S.-listed companies that derive at least 50% (25% for current components) of their revenues from semiconductors. This includes companies engaged primarily in the production of semiconductors and semiconductor equipment.

Information provided to or filed with the SEC by the VanEck® ETF Trust pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to SEC file numbers 333-123257 and 811-10325, respectively, through the SEC’s website at http://www.sec.gov. In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. The underlying shares of the VanEck® Semiconductor ETF trade on the Nasdaq Global Market under the ticker symbol “SMH.”

Please refer to the section “Fund Descriptions— The VanEck ETFs” in the accompanying underlying supplement for additional information.

We have derived all information regarding the VanEck® Semiconductor ETF from publicly available information and have not independently verified any information regarding the VanEck® Semiconductor ETF. This pricing supplement relates only to the securities and not to the VanEck® Semiconductor ETF. We make no representation as to the performance of the VanEck® Semiconductor ETF over the term of the securities.

The securities represent obligations of Citigroup Global Markets Holdings Inc. (guaranteed by Citigroup Inc.) only. The sponsor of the VanEck® Semiconductor ETF is not involved in any way in this offering and has no obligation relating to the securities or to holders of the securities.

Historical Information

The closing value of the VanEck® Semiconductor ETF on August 14, 2026 was $587.82.

The graph below shows the closing value of the VanEck® Semiconductor ETF for each day such value was available from December 11, 2019 to August 14, 2026. We obtained the closing values from Bloomberg L.P., without independent verification. You should not take historical closing values as an indication of future performance.

VanEck® Semiconductor ETF – Historical Closing Values December 11, 2019 to August 14, 2026

PS-15

Citigroup Global Markets Holdings Inc.

United States Federal Tax Considerations

You should read carefully the discussion under “United States Federal Tax Considerations” and “Risk Factors Relating to the Securities” in the accompanying product supplement and “Summary Risk Factors” in this pricing supplement.

In the opinion of our counsel, Davis Polk & Wardwell LLP, which is based on current market conditions, a security should be treated as a prepaid forward contract for U.S. federal income tax purposes.  By purchasing a security, you agree (in the absence of an administrative determination or judicial ruling to the contrary) to this treatment. There is uncertainty regarding this treatment, and the IRS or a court might not agree with it.

Assuming this treatment of the securities is respected and subject to the discussion in “United States Federal Tax Considerations” in the accompanying product supplement, the following U.S. federal income tax consequences should result under current law:

•	You should not recognize taxable income over the term of the securities prior to maturity, other than pursuant to a sale or exchange.

•	Upon a sale or exchange of a security (including retirement at maturity), you should recognize gain or loss equal to the difference between the amount realized and your tax basis in the security. Subject to the discussion below concerning the potential application of the “constructive ownership” rules under Section 1260 of the Code, any gain or loss recognized upon a sale, exchange or retirement of a security should be long-term capital gain or loss if you held the security for more than one year.

Even if the treatment of the securities as prepaid forward contracts is respected, your purchase of a security may be treated as entry into a “constructive ownership transaction,” within the meaning of Section 1260 of the Code. In that case, all or a portion of any long-term capital gain you would otherwise recognize in respect of your securities would be recharacterized as ordinary income to the extent such gain exceeded the “net underlying long-term capital gain.” Any long-term capital gain recharacterized as ordinary income under Section 1260 would be treated as accruing at a constant rate over the period you held your securities, and you would be subject to an interest charge in respect of the deemed tax liability on the income treated as accruing in prior tax years. Due to the lack of governing authority under Section 1260, our counsel is not able to opine as to whether or how Section 1260 applies to the securities. You should read the section entitled “United States Federal Tax Considerations—Tax Consequences to U.S. Holders—Securities Treated as Prepaid Forward Contracts—Possible Application of Section 1260 of the Code” in the accompanying product supplement for additional information and consult your tax adviser regarding the potential application of the “constructive ownership” rule.

We do not plan to request a ruling from the IRS regarding the treatment of the securities. An alternative characterization of the securities could materially and adversely affect the tax consequences of ownership and disposition of the securities, including the timing and character of income recognized. In addition, the U.S. Treasury Department and the IRS have requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance. Furthermore, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. You should consult your tax adviser regarding possible alternative tax treatments of the securities and potential changes in applicable law.

Non-U.S. Holders. Subject to the discussions below and in “United States Federal Tax Considerations” in the accompanying product supplement, if you are a Non-U.S. Holder (as defined in the accompanying product supplement) of the securities, you generally should not be subject to U.S. federal withholding or income tax in respect of any amount paid to you with respect to the securities, provided that (i) income in respect of the securities is not effectively connected with your conduct of a trade or business in the United States, and (ii) you comply with the applicable certification requirements.

As discussed under “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders” in the accompanying product supplement, Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities (“U.S. Underlying Equities”) or indices that include U.S. Underlying Equities.  Section 871(m) generally applies to instruments that substantially replicate the economic performance of one or more U.S. Underlying Equities, as determined based on tests set forth in the applicable Treasury regulations.  However, the regulations, as modified by an IRS notice, exempt financial instruments issued prior to January 1, 2027 that do not have a “delta” of one.  Based on the terms of the securities and representations provided by us, our counsel is of the opinion that the securities should not be treated as transactions that have a “delta” of one within the meaning of the regulations with respect to any U.S. Underlying Equity and, therefore, should not be subject to withholding tax under Section 871(m).

A determination that the securities are not subject to Section 871(m) is not binding on the IRS, and the IRS may disagree with this treatment.  Moreover, Section 871(m) is complex and its application may depend on your particular circumstances, including your other transactions.  You should consult your tax adviser regarding the potential application of Section 871(m) to the securities.

If withholding tax applies to the securities, we will not be required to pay any additional amounts with respect to amounts withheld.

You should read the section entitled “United States Federal Tax Considerations” in the accompanying product supplement.  The preceding discussion, when read in combination with that section, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the securities.

You should also consult your tax adviser regarding all aspects of the U.S. federal income and estate tax consequences of an investment in the securities and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

PS-16

Citigroup Global Markets Holdings Inc.

Supplemental Plan of Distribution

CGMI, an affiliate of Citigroup Global Markets Holdings Inc. and the underwriter of the sale of the securities, is acting as principal and will receive an underwriting fee of up to $41.25 for each security sold in this offering. The actual underwriting fee will be equal to the selling concession provided to selected dealers, as described in this paragraph. From this underwriting fee, CGMI will pay selected dealers not affiliated with CGMI a variable selling concession of up to $41.25 for each security they sell. For the avoidance of doubt, any fees or selling concessions described in this pricing supplement will not be rebated if the securities are automatically redeemed prior to maturity.

See “Plan of Distribution; Conflicts of Interest” in the accompanying product supplement and “Plan of Distribution” in each of the accompanying prospectus supplement and prospectus for additional information.

Valuation of the Securities

CGMI calculated the estimated value of the securities set forth on the cover page of this pricing supplement based on proprietary pricing models.  CGMI’s proprietary pricing models generated an estimated value for the securities by estimating the value of a hypothetical package of financial instruments that would replicate the payout on the securities, which consists of a fixed-income bond (the “bond component”) and one or more derivative instruments underlying the economic terms of the securities (the “derivative component”).  CGMI calculated the estimated value of the bond component using a discount rate based on our internal funding rate.  CGMI calculated the estimated value of the derivative component based on a proprietary derivative-pricing model, which generated a theoretical price for the instruments that constitute the derivative component based on various inputs, including the factors described under “Summary Risk Factors—The value of the securities prior to maturity will fluctuate based on many unpredictable factors” in this pricing supplement, but not including our or Citigroup Inc.’s creditworthiness.  These inputs may be market-observable or may be based on assumptions made by CGMI in its discretionary judgment.

For a period of approximately four months following issuance of the securities, the price, if any, at which CGMI would be willing to buy the securities from investors, and the value that will be indicated for the securities on any brokerage account statements prepared by CGMI or its affiliates (which value CGMI may also publish through one or more financial information vendors), will reflect a temporary upward adjustment from the price or value that would otherwise be determined.  This temporary upward adjustment represents a portion of the hedging profit expected to be realized by CGMI or its affiliates over the term of the securities.  The amount of this temporary upward adjustment will decline to zero on a straight-line basis over the four-month temporary adjustment period.  However, CGMI is not obligated to buy the securities from investors at any time.  See “Summary Risk Factors—The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity.”

Validity of the Securities

In the opinion of Davis Polk & Wardwell LLP, as special products counsel to Citigroup Global Markets Holdings Inc., when the securities offered by this pricing supplement have been executed and issued by Citigroup Global Markets Holdings Inc. and authenticated by the trustee pursuant to the indenture, and delivered against payment therefor, such securities and the related guarantee of Citigroup Inc. will be valid and binding obligations of Citigroup Global Markets Holdings Inc. and Citigroup Inc., respectively, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to (x) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above or (y) the validity, legally binding effect or enforceability of any provision that permits holders to collect any portion of the stated principal amount upon acceleration of the securities to the extent determined to constitute unearned interest. This opinion is given as of the date of this pricing supplement and is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware, except that such counsel expresses no opinion as to (i) any law, rule or regulation that is applicable to Citigroup Global Markets Holdings Inc. or Citigroup Inc., the indenture, the securities, the related guarantee (together with the indenture and the securities, the “Documents”) or such transactions solely because such law, rule or regulation is part of a regulatory regime applicable to any party to any of the Documents or any of its affiliates due to the specific assets or business of such party or such affiliate or (ii) any law, rule or regulation relating to national security.

In addition, this opinion is subject to the assumptions set forth in the letter of Davis Polk & Wardwell LLP dated February 25, 2026, which has been filed as an exhibit to the Registration Statement on Form S-3 by Citigroup Global Markets Holdings Inc. and Citigroup Inc. on February 25, 2026, that the Documents have been duly authorized, executed, authenticated (if applicable) and delivered by, and are each a valid, binding and enforceable agreement of, each party thereto (other than as expressly covered above in respect of Citigroup Global Markets Holdings Inc. and Citigroup Inc.) and that the terms of the securities and the issuance, execution, delivery and performance by Citigroup Global Markets Holdings Inc. and Citigroup Inc. of the securities and the related guarantee do not contravene, or constitute a default under, any judgment, injunction, order or decree or any agreement or other instrument binding upon Citigroup Global Markets Holdings Inc. or Citigroup Inc.

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